QuickLinks -- Click here to rapidly navigate through this document

As Filed with the Securities and Exchange Commission on August 4, 2003

Registration No. 333-104321

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
ON FORM S-8 TO FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE SPORTS AUTHORITY, INC.*
(Exact Name of Registrant as Specified in Its Charter)

* Formerly Known As Gart Sports Company

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

84-1242802
(I.R.S. Employer Identification No.)

1050 W. Hampden Ave., Englewood, Colorado	80110
(Address of Principal Executive Offices)	(Zip Code)

The Sports Authority, Inc. Director Stock Plan
Salaried Employees Stock Option and Stock Award Plan
The Sports Authority, Inc. 2000 Stock Option and Stock Award Plan, As Amended
The Sports Authority 401(k) Savings and Profit Sharing Plan
(Full Titles of the Plans)

Nesa E. Hassanein
The Sports Authority, Inc.
1050 W. Hampden Ave.
Englewood, Colorado 80110
(Name and Address of Agent For Service)

(303) 200-5050
(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.01 par value	2,231,825	N/A	N/A	(2)

(1)
Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to The Sports Authority 401(k) Savings and Profit Sharing Plan.

(2)
All filing fees payable in connection with the registration of the issuance of these securities were paid in connection with the filing of the Company's Form S-4 (File No. 333-104321) filed with the Securities and Exchange Commission on April 4, 2003. See Explanatory Note below.

        This amendment shall become effective in accordance with the provisions of Rule 464 promulgated under the Securities Act of 1933.

EXPLANATORY NOTE

        The Sports Authority, Inc. (f/k/a Gart Sports Company), a Delaware corporation (the "Company") hereby amends its Registration Statement on Form S-4 (File No. 333-104321), effective on June 25, 2003 (the "Form S-4"), by filing this Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 (the "Registration Statement") relating to up to (i) 1,491,825 shares of Common Stock, par value $0.01 per share, of the Company ("Company Common Stock") issuable in connection with the Director Stock Plan, 2000 Stock Option and Stock Award Plan and Salaried Employees Stock Option and Stock Award Plan (collectively, the "Plans") of TSA Stores, Inc. (f/k/a The Sports Authority, Inc.), a Delaware corporation ("TSA") and (ii) 740,000 shares of Company Common Stock which may be offered or sold pursuant to TSA's 401(k) Savings and Profit Sharing Plan (the "401(k) Plan"). In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 401(k) Plan.

        On August 4, 2003, pursuant to an Agreement and Plan of Merger, dated as of February 19, 2003, by and among the Company, Gold Acquisition Corp. and TSA (the "Merger Agreement"), TSA became a wholly-owned subsidiary of the Company (the "Merger"). As provided in the Merger Agreement, each outstanding share of common stock, par value $0.01 per share, of TSA (the "TSA Common Stock"), was converted into the right to receive 0.37 shares of Company Common Stock. Upon completion of the Merger the name of the Company was changed to The Sports Authority, Inc. and the name of TSA was changed to TSA Stores, Inc.

        Pursuant to the Merger Agreement, TSA and the Company have taken such actions as are necessary such that TSA Common Stock is no longer issuable under the Plans or the 401(k) Plan. Instead, Company Common Stock will be issuable under the Plans and offered and sold under the 401(k) Plan in such amounts and at such prices as adjusted pursuant to the Plans, the 401(k) Plan and the Merger Agreement.

        This Registration Statement relates to (i) 740,000 shares of Company Common Stock registered on the Form S-4 which were issued in connection with the Merger and that may be offered and sold pursuant to the 401(k) Plan and (ii) 1,491,825 shares of Company Common Stock registered on the Form S-4 which were not issued in connection with the Merger and that are issuable upon the exercise of stock options under the Plans after completion of the Merger.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

        The following documents filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934 are incorporated by reference herein:

  (a)
  The Company's Annual Report on Form 10-K for the fiscal year ended February 1, 2003, filed on April 4, 2003.

  (b)
  The Company's Current Report on Form 8-K, filed on February 20, 2003.

  (c)
  The Company's Current Report on Form 8-K, filed on March 10, 2003.

  (d)
  The Company's Current Report on Form 8-K, filed on May 9, 2003.

  (e)
  The Company's Current Report on Form 8-K, filed on May 22, 2003.

  (f)
  The Company's Quarterly Report on Form 10-Q, filed on June 17, 2003.

  (g)
  The description of the Company's common stock contained in the Company's Registration Statement on Form 8-A filed on July 23, 2003 and any amendment or report for the purpose of updating such description.

  (h)
  TSA's Annual Report on Form 11-K for the plan year ended December 31, 2002 filed on June 30, 2003.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of the Company's common stock offered have been sold or which deregisters all such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law permits a corporation to indemnify officers and directors against expenses, fines and judgments in a civil, criminal, administrative or investigative proceeding or suit, for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, that they had no reasonable cause to believe was unlawful. Additionally, the Delaware General Corporation Law permits a corporation to purchase and maintain insurance on behalf of its officers and directors for any liabilities arising out of such status.

        The Company's certificate of incorporation and bylaws provide that any person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, because that person is or was a Company director or officer, or is or was serving at the Company's request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, will be indemnified against expenses, including attorney's fees, judgments, fines and amounts paid in settlement. Such rights will apply to him both in his official capacity and as to action in another capacity while holding such office. Such rights will also continue, unless otherwise provided when authorized or ratified, as to a person who is no longer a director or officer of the Company and will inure to his heirs, executors and administrators.

        Additionally, to the fullest extent not prohibited by applicable law, the Company may pay expenses incurred by its directors or officers in defending a civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of that action, suit or proceeding. However, such payment will be made only if the Company receives an undertaking by or on behalf of that director or officer to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by the Company, as authorized by the Company's certificate of incorporation and bylaws.

        The rights to indemnification and advancement of expenses conferred by the Company are not exclusive of any other right to which persons seeking indemnification or advancement may be entitled under any statute, the Company's certificate of incorporation, the Company's bylaws, any agreement, any vote of stockholders or disinterested directors, or otherwise. Such rights will apply to such director both in his or her official capacity and as to action he or she took in another capacity while holding such office. Such rights will also continue, unless otherwise provided when authorized or ratified, as to a person who is no longer a director or officer of the Company and will inure to such person's heirs, executors and administrators.

        In recognition of its directors' need for substantial protection against personal liability in order to enhance their continued service to the Company in an effective manner, and their reliance on past assurances of indemnification, the Company has entered into agreements with its directors for the indemnification of and the advancing of expenses to them to the fullest extent permitted by law.

        The Company is also authorized to purchase and maintain insurance on behalf of its directors and officers. Such insurance shall insure against any liabilities asserted against such director or officer and incurred by him or her in such capacity, or arising out of his or her status as director or officer, whether or not the Company would have the power to indemnify him or her against such liability under the indemnification provisions as set forth in its bylaws.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        The following is a list of exhibits to this registration statement:

Number	Description
4.1*	The Company's Form of Common Stock Certificate.
4.2*	Amended and Restated Certificate of Incorporation of the Company.
4.3**	Amended and Restated Bylaws of the Company.

4.4
Director Stock Plan (incorporated by reference to Exhibit 10.1 to TSA Stores Inc.'s (f/k/a The Sports Authority, Inc.) Quarterly Report on Form 10-Q (File No. 1-13426) filed with the Commission on December 12, 2000).
4.5
2000 Stock Option and Stock Award Plan. (incorporated by reference to Exhibit A to TSA Stores, Inc.'s (f/k/a The Sports Authority, Inc.) Proxy Statement (File No. 1-13426) filed with the Commission on April 26, 2002).
4.6
Salaried Employees Stock Option and Stock Award Plan (incorporated by reference to Exhibit 10.28 to TSA Stores, Inc.'s (f/k/a The Sports Authority, Inc.) Annual Report on Form 10-K (File No. 1-13426) filed with the Commission on April 4, 2003).
5.1*	Opinion of Clifford Chance US LLP as to the legality of the shares being issued.
23.1*	Consent of Clifford Chance US LLP (included in Exhibit 5.1).
23.2*	Consent of Deloitte & Touche LLP.
23.3*	Consent of Ernst & Young LLP as to TSA Stores, Inc. (f/k/a The Sports Authority, Inc.).
24.1*	Powers of Attorney (included on signature page).
99.1
The Sports Authority 401(k) Savings and Profit Sharing Plan (incorporated by reference to Exhibit 10.10 to the Form S-8 (File No. 333-99401) of TSA Stores, Inc. (f/k/a The Sports Authority, Inc.) filed with the Commission on September 10, 2002).

*
Filed herewith.

**
Previously filed.

        The Company hereby undertakes that it will submit or has submitted The Sports Authority 401(k) Profit Sharing and Savings Plan and any amendment thereto to the Internal Revenue Service in a timely manner and has made or will make all changes required by the Internal Revenue Service in order to qualify such plan.

Item 9. Undertakings.

        A.    The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3 or Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B.    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, The Sports Authority certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on this 4th day of August, 2003.

THE SPORTS AUTHORITY, INC.
By:	/s/ JOHN DOUGLAS MORTON John Douglas Morton Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints John Douglas Morton and Martin E. Hanaka and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 on Form S-8 to the Company's registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ JOHN DOUGLAS MORTON John Douglas Morton	Vice Chairman of the Board and Chief Executive Officer, Director (Principal Executive Officer)	August 4, 2003
/s/ THOMAS HENDRICKSON Thomas Hendrickson	Chief Administrative Officer, Chief Financial Officer and Treasurer (Principal Accounting Officer)	August 4, 2003
/s/ MARTIN E. HANAKA Martin E. Hanaka	Chairman	August 4, 2003

/s/ PETER R. FORMANEK Peter R. Formanek	Director	August 4, 2003
/s/ JONATHAN D. SOKOLOFF Jonathan D. Sokoloff	Director	August 4, 2003
/s/ GORDON D. BARKER Gordon D. Barker	Director	August 4, 2003
/s/ KEVIN M. MCGOVERN Kevin M. McGovern	Director	August 4, 2003
/s/ MARY ELIZABETH BURTON Mary Elizabeth Burton	Director	August 4, 2003
Cynthia R. Cohen	Director	August 4, 2003

        The Plan.    Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Englewood, state of Colorado, on August 4, 2003.

THE SPORTS AUTHORITY 401(k) SAVINGS AND PROFIT SHARING PLAN
By:	/s/ MARTIN E. HANAKA Name: Martin E. Hanaka Title: Member of Plan Committee

EXHIBIT INDEX

Number	Description
4.1*	The Company's Form of Common Stock Certificate.
4.2*	Amended and Restated Certificate of Incorporation of the Company.
4.3**	Amended and Restated Bylaws of the Company.
4.4
Director Stock Plan (incorporated by reference to Exhibit 10.1 to TSA Stores Inc.'s (f/k/a The Sports Authority, Inc.) Quarterly Report on Form 10-Q (File No. 1-13426) filed with the Commission on December 12, 2000).
4.5
2000 Stock Option and Stock Award Plan. (incorporated by reference to Exhibit A to TSA Stores, Inc.'s (f/k/a The Sports Authority, Inc.) Proxy Statement (File No. 1-13426) filed with the Commission on April 26, 2002).
4.6
Salaried Employees Stock Option and Stock Award Plan (incorporated by reference to Exhibit 10.28 to TSA Stores, Inc.'s (f/k/a The Sports Authority, Inc.) Annual Report on Form 10-K (File No. 1-13426) filed with the Commission on April 4, 2003).
5.1*	Opinion of Clifford Chance US LLP as to the legality of the shares being issued.
23.1*	Consent of Clifford Chance US LLP (included in Exhibit 5.1).
23.2*	Consent of Deloitte & Touche LLP.
23.3*	Consent of Ernst & Young LLP as to TSA Stores, Inc. (f/k/a The Sports Authority, Inc.).
24.1*	Powers of Attorney (included on signature page).
99.1
The Sports Authority 401(k) Savings and Profit Sharing Plan (incorporated by reference to Exhibit 10.10 to the Form S-8 (File No. 333-99401) of TSA Stores, Inc. (f/k/a The Sports Authority, Inc.) filed with the Commission on September 10, 2002).

*
Filed herewith.

**
Previously filed.

QuickLinks

EXPLANATORY NOTE
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents By Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX